Exhibit 10.1

2020 EQUITY INCENTIVE PLAN

NON-QUALIFIED PERFORMANCE STOCK OPTION AGREEMENT

Private & Confidential (Addressee Only)

Vincent Roche

Employee ID

Grant ID: Client Grant ID

We are pleased to advise the Optionee (the “Optionee”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Optionee an option to purchase that number of shares of Common Stock set forth below (the “Option”) subject to the terms and conditions of the Analog Devices, Inc. 2020 Equity Incentive Plan (the “Plan”) and this Non-Qualified Performance Stock Option Agreement, including Appendix A, which includes additional performance-based vesting conditions. This Non-Qualified Performance Stock Option Agreement, together with Appendix A, is referred to as the “Agreement.” The grant of this Option reflects the Company’s confidence in the Optionee’s commitment and contributions to the success and continued growth of the Company.

All terms not defined herein shall have the meanings assigned to such terms in the Plan.

1.

Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company has granted to the Optionee an Option to purchase that number of shares of Common Stock (the “Option Shares”) effective on the Date of Grant set forth below:

Date of Grant:	December 15, 2020
Number of Option Shares Granted:	460,000
Option Exercise Price Per Share:	$144.06

2.

Vesting of Option. Subject to the Optionee’s continued service to the Company as the Chief Executive Officer (the “CEO”) or a substantially similar position (as determined by the Board in its sole discretion), and the performance-based vesting conditions set forth in Appendix A, the Option will vest as to the number of shares and at the dates set forth in Appendix A.

The right of exercise is cumulative, so that an Option, once vested, may be exercised, in whole or in part, at any time up to December 15, 2030, the expiration date, or such earlier date as provided in Section 3 below.

3.	Term of Option; Termination of Service as CEO.

(a)	The term of the Option is ten (10) years after the Date of Grant.

(b)

The vesting of the Option shall terminate on the date the Optionee’s service to the Company as CEO or a substantially similar position (as determined by the Board in its sole discretion) terminates for any reason, but any portion of the Option that is vested on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date. Notwithstanding the foregoing, if the vesting of the Option terminates after the Optionee has reached age 60, any portion of the Option that is vested on the date of such termination shall continue to be exercisable over the remaining term of the Option; provided that all then-exercisable Options held by the Optionee shall immediately cease to be exercisable in the event that the Optionee becomes an employee of any competitor of the Company (as determined in the sole discretion of the Company).

(c)

The Option shall terminate on the date the Optionee’s service to the Company is terminated by the Company for “Cause”, and all Option Shares that are then vested shall forthwith cease to be exercisable. “Cause” for this purpose means unsatisfactory job performance (as determined by the Board), willful misconduct, fraud, gross negligence, disobedience or dishonesty, or as otherwise determined under applicable law.

(d)

Notwithstanding Section 2 or Section 3(b) above, upon the death of the Optionee while serving as the CEO of the Company or in a substantially similar position (as determined by the Board in its sole discretion), the Option shall vest to the extent the performance-based vesting conditions set forth in Appendix A have been attained by the 70th consecutive trading day after the date of death. If the Option or any portion thereof vests pursuant to this Section 3(d), such Option shall continue to be exercisable (by the Optionee’s successor in interest) over the remaining term of the Option. Any portion of the Option which does not become vested pursuant to this Section 3(d) shall be forfeited.

(e)

Notwithstanding Section 2 or Section 3(b) above, if the Optionee becomes Disabled, regardless of whether Optionee’s service to the Company is terminated, the Option shall vest to the extent the performance-based vesting conditions set forth in Appendix A have been attained by the 70th consecutive trading day after the date the Optionee becomes Disabled. If the Option or any portion thereof vests pursuant to this Section 3(e), such Option shall continue to be exercisable over the remaining term of the Option. Any portion of the Option which does not become vested pursuant to this Section 3(e) shall be forfeited. “Disabled” with respect to the Optionee means, when and if, as a result of disease, injury or mental disorder, the Optionee is incapable of engaging in regular service or occupation with the Company or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.

(f)

Notwithstanding Section 2, Section 3(b), Section 3(d) or Section 3(e) above, upon a Change in Control Event, the Option or a portion thereof shall become immediately vested on the date of the Change in Control Event to the extent the performance-based vesting conditions set forth in Appendix A have been attained of the date of the Change in Control Event. If the Option or any portion thereof vests pursuant to this Section 3(f), such portion of the Option shall continue to be exercisable over the remaining term of the Option or such shorter period as may be determined by the Board in connection with the Change in Control Event. Any portion of the Option which does not become vested pursuant to this Section 3(f) shall be forfeited. For the avoidance of doubt, in the event that a Change in Control Event occurs during the period of 70 consecutive trading days following the date the Optionee dies or becomes Disabled, this Section 3(f) supersedes Sections 3(d) and 3(e) above.

4.	Payment of Exercise Price. The following payment methods may be used to purchase Option Shares:

(a)	A cashless exercise in a manner described in Section 5(f)(2) of the Plan.

(b)	Cash or check payable to the Company.

(c)	Delivery by the Optionee of shares of Common Stock (by actual delivery or attestation) in accordance with Section 5(f)(3) of the Plan.

(d)	Any combination of the above methods.

5.

Non-Transferability of Option. Except in the event of death (whether by beneficiary designation or by will or the laws of descent and distribution) or as permitted by the Plan, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.

6.

Adjustment. In the event of any stock split, reverse stock split, or other event describe in section 10(a) of the Plan that affects the Option Shares, each Target Price Threshold shall be equitably adjusted by the Company in the manner determined by the Board. In addition, this Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Common Stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 10 of the Plan.

7.

Withholding Taxes. Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Optionee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company, or its agents, at their discretion, to satisfy the obligations, if any, with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from any cash compensation payable to the Optionee by the Company; or (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization). The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates in the Optionee’s jurisdiction(s), including maximum applicable rates. If the Company withholds more than the amount necessary to satisfy the liability for Tax-Related Items, the Optionee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Common Stock. No fractional Option Shares will be issued pursuant to the grant of the Option and the issuance of Option Shares hereunder.

Finally, the Optionee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Option Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

8.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Option Shares. The Optionee is encouraged to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Optionee and his or her respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

10.

Notice. Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts, 01887 U.S.A., Attention: Stock Plan Administrator. Each notice to the Optionee shall be addressed to the Optionee at the Optionee’s last known mailing or email address, as applicable, on the records of the Company.

11.

Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

12.

Entire Agreement. This Agreement and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.

13.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

14.

Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Option Shares, the Company shall not be required to deliver any shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Option Shares under any U.S. federal or state securities law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. federal or state governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the Option Shares with the SEC or any state securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Option Shares. The Optionee also understands and agrees that the Awards granted under the Plan, including the Options and the underlying Option Shares, are subject to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any SEC regulations, as now or hereafter in effect. Further, the Optionee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Option Shares.

15.

Interpretation. The interpretation and construction of any terms or conditions of this Agreement or the Plan, or other matters related to the Plan, by the Compensation Committee of the Board shall be final and conclusive.

16.

Optionee’s Acceptance. The Optionee is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Option, the Optionee is deemed to have accepted and agreed to all of the terms and conditions of this Agreement and the provisions of the Plan.

17.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.

Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.

Additional Requirements. The Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.

Insider Trading Restrictions/Market Abuse Laws. The Optionee acknowledges that the Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Optionee’s ability to accept, acquire, sell, or otherwise dispose of Common Stock, rights to Common Stock (e.g., Options) or rights linked to the value of Common Stock (e.g., phantom awards, futures) during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Optionee’s country). Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or otherwise causing them to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Optionee should speak to his or her personal advisor on this matter.

21.

Waiver. The Optionee acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee.

A copy of the Plan prospectus is available on the Company’s Intranet at https://thecircuit.web.analog.com/Pages/CircuitHome.aspx. (From The Circuit home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column.) If the Optionee is unable to access this information via the Intranet, the Company’s Stock Plan Administrator can provide the Optionee with copies (Stock_Plan_Admin@Analog.com).

/s/ Ray Stata
Ray Stata Chairman of the Board

APPENDIX A TO

2020 EQUITY INCENTIVE PLAN

NON-QUALIFIED PERFORMANCE STOCK OPTION AGREEMENT

VALUE CREATION AWARD

1.	Performance Period. The five-year period following the Date of Grant (the “Performance Period”).

2.

Vesting Schedule. If, at any time during the Performance Period, an Attainment Date occurs, a portion of the Option equal to the applicable Payout Percentage (as set forth in Section 3) will vest and become exercisable on the first anniversary of the Attainment Date, or if earlier, on the last day of the Performance Period.

3.

Performance-Based Vesting Conditions. The vesting of the Option is contingent upon the attainment of the Target Price Thresholds set forth in the table below. A Target Price Threshold is attained when the price of a share of Common Stock is equal to or exceeds the applicable Target Price Threshold set forth in the table below for the duration of the Attainment Date Period. For purposes of the foregoing:

•

an “Attainment Date” shall occur on the first date during the Performance Period when the average closing trading price of a share of Common Stock on the Nasdaq Stock Market over 70 consecutive trading days up to and including such date (the “Attainment Date Period”) equals or exceeds the applicable Target Price Threshold set forth in the table below.

Payout Percentage	Target Price Threshold

0.33 x the Number of Option Shares Granted	US $180 per share

0.66 x the Number of Option Shares Granted	US $200 per share

1.0 x the Number of Option Shares Granted	US $220 per share

Each Target Price Threshold set forth in the table above is a binary threshold. The Payout Percentage corresponding to a Target Price Threshold for which an Attainment Date is reached shall not be calculated based on linear interpolation. Each Target Price Threshold and corresponding Payout Percentage may be achieved only once. For the avoidance of doubt, the maximum payout of this award will not exceed 1.0 x of the Number of Option Shares Granted.

4.

Forfeiture of the Option. To the extent that a Target Price Threshold with respect to a Payout Percentage of the Option does not occur during the Performance Period, the portion of the Option for which such Target Price Threshold was not attained shall be cancelled by the Company and forfeited by the Optionee on the calendar day following the end of the Performance Period. For avoidance of doubt, if the minimum Target Price Threshold is not attained during the Performance Period, the Option will be cancelled in its entirety by the Company and forfeited by the Optionee on the calendar day following the end of the Performance Period.

5.

Rounding. To the extent that the attainment of a Target Price Threshold results in a fractional portion of the Option becoming vested, such fractional portion of the Option will be rounded down to the next whole number, and the Optionee will have no right to such fractional portion of the Option or any payment in lieu of such fractional portion of the Option.